EXHIBIT 10.18

                            LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 27th day of August 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, and Tim Duncan ("Licensor"), c/o Lon S. Babby, Williams & Connolly, 725 12th Street, N.W., Washington, D.C. 20005.

      WHEREAS, Licensee manufactures celebrity food products and, subject to the terms hereof, has been granted the right to the use of the name and likeness of Licensor on and in connection with the development, manufacture, distribution, promotion, and sale of a line of limited edition cereal (the "Cereal") and related merchandise bearing the Licensed Subject Matter (as hereinafter defined) (the "Merchandise," and together with the Cereal, the "Products").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1. Grant of License. Licensor hereby grants Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products ("the License"). This License shall be effective worldwide and shall continue from the date hereof until the end of the 1999-2000 NBA basketball season, unless extended pursuant to the terms hereof or unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement (the "Term"), provided, however, that all terms, including without limitation Paragraphs 12 and the representations and warranties set forth herein, capable of surviving shall survive the Term of this Agreement. Notwithstanding the foregoing, if sales of the Cereal reach 800,000 boxes, the License Term shall be automatically extended through the 2000-2001 NBA basketball season, provided that in such event, Licensor shall receive from Licensee an additional Warrant (as hereinafter defined) with an expiration date of five (5) years from the date of grant to purchase 30,000 shares of the Company's unregistered common stock at a purchase price equal to 50% of the average of the daily volume-weighted average prices of the Company's common stock during the thirty trading days following the date of such extension.

Licensee acknowledges and agrees that the rights granted herein are those associated with a license and that this Agreement shall not be




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deemed or construed to be an assignment of Licensor's rights.  Accordingly,
Licensor shall retain all rights in and to the Licensed Subject Matter and all rights incidental or related thereto. Notwithstanding the foregoing, the parties acknowledge and agree that Licensee's rights to use Licensed Subject Matter shall automatically revert to Licensor upon the earlier of the expiration or termination of this Agreement. Licensor is not prohibited, prevented or in any way restricted by this Agreement from using, permitting or licensing others to use the Licensed Subject Matter in connection with any advertisement, promotion, merchandising, or public relations, including personal appearances, or the sale of any product, service, or business. Licensee hereby acknowledges and agrees that this Agreement is subject to the terms and conditions of the NBA Group License Agreement dated September 18, 1995 (and any successor agreement thereto), which, among other things, may allow the Licensed Subject Matter to be featured or used in connection with products competitive with the Products.

2. Licensee's Obligations. Subject to the terms hereof, Licensee shall develop, manufacture, distribute, promote, and sell the Products as soon as practicable after the date hereof, but in no event later than the start of the 1999-2000 NBA season, provided, however, that Licensee shall, in the exercise of its business judgment, have final decision-making authority with respect to the following: (a) the type and quantity of Products to be developed and manufactured, subject to the terms of Section 3 hereof and Licensor's other professional relationships and sponsorship agreements; (b) the markets in which the Products are to be distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Notwithstanding the foregoing, Licensee agrees (a) to distribute, promote, and sell the Products, at a minimum, in the greater San Antonio, Texas area, North Carolina (including, without limitation, the greater Winston Salem area), and the U.S. Virgin Islands, (b) to provide for the sale and distribution of Products on Licensor's website (www.slamduncan.com) and (c) to consult in a meaningful way with Licensor, to submit to Licensor proposals with respect to the foregoing items and to use its best efforts to meaningfully respond to and accommodate Licensor's reasonable objections and input with respect to such proposals. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products and Licensee shall handle all fulfillment (including all check, money order and credit card transactions) and tracking responsibilities from the sale of the Products, including, without

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limitation sales on Licensor's website.  During the Term, Licensee agrees to supply Licensor, at no expense, such quantities of Products as he may reasonably request for his own personal use.

All rights, titles, and interests in and to the Cereal, their formulae and secret ingredients shall be, and are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder, provided, however, that the type of Cereal bearing the Licensed Subject Matter shall not be used in connection with any other licensor in any market in which the Products are sold.

3. Approvals. All Products developed pursuant to the terms hereof shall be developed in consultation with Licensor, and shall be subject to Licensor's reasonable approval prior to Licensee's manufacture or marketing of such Products. In addition, all materials created by public view or distribution hereunder, including but not limited to the packaging, design, advertising materials, press materials and all other materials to be used in connection with the Products (the "Materials") shall be subject to Licensor's review and prior approval. In order to facilitate Licensor's review and to maintain the high standards, style, appearance, propriety and quality association with Licensor, Licensee shall submit to Licensor (as applicable) the drafts, samples, concept, keylines, artwork, video, audio and/or storyboard for any proposed Products or Materials using or associated with the Licensed Subject Matter before commencing production of any such Materials or Products. After a proposal has been approved as set forth above, Licensee shall not depart from the proposal in any respect without Licensor's further review and prior approval. Licensee hereby acknowledges and agrees that Licensor will not be shown on the Materials or the Products in an NBA uniform without the express written consent of the National Basketball Association.

4. Personal Appearance. Subject to Licensor's professional commitments, Licensor shall appear at a press conference/launch party (the "Personal Appearance"), not to exceed one (1) hour in length, in the city of San Antonio, Texas at a time and at a site mutually acceptable to Licensor and Licensee. During the Personal Appearance, Licensor agrees to autograph 50 jerseys to be provided by Licensee, provided, however, that any such autograph shall be personalized and shall refer to each recipient by name. During the Term, Licensor also agrees to autograph 150 boxes of cereal. Licensee hereby acknowledges and agrees that any items autographed by Licensor shall only be used by Licensee for promotional purposes and shall not be made available for

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resale.  The failure of Licensor to provide the Personal Appearance as set forth herein, if such failure is due solely to Licensee's failure to request such Personal Appearance in a timely fashion, shall not be deemed to be a breach of this Agreement by Licensor.

5. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products.

6. Compensation. As full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, Licensee shall pay Licensor a license fee via cashier's check or wire transfer (the "Licensing Fee") on or prior to September 26, 2000 (and, if the Term is extended pursuant to the terms of Section 1 hereof, on or prior to September 26, 2001) in an amount equal to seven percent (7%) of all gross revenues received by Licensee from the sale of the Cereal, provided, however, that in the event that sales of the Cereal equal or exceed 800,000 boxes at any time during the Term, then Licensee shall immediately notify Licensor and pay Licensor within thirty (30) days of such notification, an additional fee in an amount equal to four percent (4%) of all gross revenues received by Licensee from the sale of such 800,000 boxes of Cereal, and provided, further, that, in such event, the Licensing Fee shall be increased from, seven percent (7%) to eleven percent (11%) of all gross revenues received by Licensee from sales of the Cereal in excess of 800,000 boxes. Licensee shall also pay Licensor fifty percent (50%) of all gross profits received by Licensee from the sale of the Merchandise (the "Merchandise Royalty"). For purposes of this Paragraph 6, all payments not received on the date due shall be deemed "past due". Such past due payments shall bear interest from the date due until payment is received at a rate of four percent (4%) per month or the maximum rate permissible by law, whichever is less. The imposition of interest provided for in this Section shall be in addition to any other remedies available to Licensor under this Agreement or otherwise. In addition, as further consideration for this Agreement, Licensor will receive a warrant (a "Warrant") to purchase 50,000 shares of the Licensee's unregistered common stock at a purchase price equal to $.20 per share with an expiration date of five years from the date hereof upon the signing of this Agreement. A form of Warrant Agreement is attached hereto as Exhibit A. Licensee agrees to pay all arbitration fees and reasonable attorney's fees incurred by Licensor in the enforcement of Licensee's obligations hereunder.

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7.    Accounting.  Licensee shall render a detailed accounting of all Product sales to Licensor on a quarterly basis. Each accounting shall show both quarterly and cumulative gross revenues for the Products. Licensee agrees that it will keep accurate and complete records and books of account showing all Products and merchandise shipped by it and prices thereof related to Licensor. Licensor, or Licensor's representatives, shall have the right at reasonable times and on reasonable notice to inspect and make copies of the Licensee's books and records, at Licensor's expense, in so far as they relate to the computation of Licensing Fees and Merchandise Royalties to be paid to Licensor hereunder; provided, however, that if any such inspection discovers an accounting discrepancy indicating that the aggregate amount of Licensing Fees or Merchandise Royalties due to Licensor (but which remain unpaid by Licensee) equals or exceeds Five Thousand Dollars ($5,000), then Licensee shall pay, within ten (10) business days, all costs and expenses of said inspection, as well as the full amount of unpaid Licensing Fees or Merchandise Royalties, plus interest from the date such Licensing Fees or Merchandise Royalties were originally due until the date of payment at a rate of 4% above the Primate Rate as published from time to time in The Wall
Street Journal (East Coast Edition).

8. Most Favored Nation. Licensee hereby represents and warrants that the aggregate amount of compensation, of any kind, including without limitation, the amount of the Licensing Fee, the Merchandise Royalty, the number of Warrants (including the Warrant exercise price) or any other equity of the Licensee is equal to or greater than the aggregate amount of compensation, warrants or licensing fees or royalties paid or incurred by Licensee to any other licensor with respect to the advertisement, promotion, distribution and sale of comparable quantities of products manufactured or sold by Licensee. To the extent that any future agreement or amendment or other modification to any existing Licensee agreement (written or oral) with any other licensor provides compensation, licensing fees, royalties, or warrants (including the warrant exercise price) or any such equity of the Licensee to any such licensor greater than the aggregate compensation, licensing fees, royalties, warrants or any other equity of Licensee paid to Licensor for sales of comparable quantities of products, Licensee shall provide Licensor with immediate notice of such greater compensation, licensing fees, royalties or warrants (including the warrant exercise price) or any other equity of the Licensee and Licensee agrees to amend the terms and conditions of this Agreement, in Licensor's sole and absolute discretion, to provide the same compensation, licensing fees, warrants or other equity. Such amendment is to be effective as of

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the same day that the more favorable terms and conditions were effective with respect to such other licensor.

9. Insurance. Licensee shall obtain and maintain (and provide Licensor evidence of) insurance coverage for general liability in accordance with industry standards and shall provide Licensor (a) with notice of the amount of such insurance obtained (which shall not be less than $2,000,000), the carrier thereof and any deductible, retention or co-insurance with respect hereto and (b) written proof that such insurance specifically names Licensor as an additional insured or loss payee, as appropriate. The obligations set forth in this Paragraph 9 shall survive termination or expiration of this Agreement.

10. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach, (b) Licensee becomes insolvent, files a petition in bankruptcy or has a petition in bankruptcy filed against it which is not dismissed within fifteen (15) days, (c) Licensee discontinues production and distribution of the Products, (d) Licensee uses unapproved Products or Materials, or (e) Licensee uses the Licensed Subject Matter on, or in connection with, any product or service not licensed by Licensor under this Agreement. The parties acknowledge and agree that Licensor's right to terminate this Agreement upon the occurrence of any of the events set forth above in this Paragraph 10 shall not waive or limit Licensor's rights or remedies otherwise available, including, without limitation, Licensor's right to seek monetary damages, equitable relief or any other remedy, in law or in equity, against Licensee.

11. Licensee Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of his receipt of written notice of the breach; or (b) Licensor has engaged in conduct resulting in a conviction (after all appeals) of a felony crime involving moral turpitude or a crime involving use or possession of controlled substances. The parties acknowledge and agree that Licensee's right to terminate this Agreement upon the occurrence of any of the events set forth above in this Paragraph 11 shall not waiver or limit Licensee's rights or remedies otherwise available, including, without limitation, Licensee's right to seek monetary damages, equitable relief or any other remedy, in law or in equity, against Licensor.

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12.   Indemnification.  Licensor shall have no responsibility or liability whatsoever to any other party for any actions or omissions in the manufacture, marketing, sale or use of any Products or for any death, bodily or personal injury or loss occurring in connection with the manufacture, marketing or sale of any Products. Licensee agrees to protect, indemnify and hold Licensor, his agents and representatives, harmless from and against any and all expenses, damages, claims, suits, actions, judgments and costs, including reasonable attorney's fee, arising out of any action or proceeding by any third party based upon: (a) any material breach or alleged breach by Licensee of any representation, warranty, covenant or agreement made by it herein; (b) Licensee's use of the Materials produced hereunder; (c) the manufacture, marketing, sale or use of any Products, including, without limitation, the Personal Appearance, conducted by Licensor in connection with or on account of Licensor's obligations pursuant to this Agreement; (e) any unauthorized use by Licensee of any individual intellectual property right, trademark, service mark, or copyright with respect to or used in connection with the Licensed Subject Matter; (f) any materials supplied by Licensee in connection with the services provided by Licensor hereunder; (h) any act or omission of Licensee in connection with this Agreement; or (i) the enforcement of Licensee's indemnification obligation hereunder. Licensee's indemnification obligations hereunder shall survive the expiration and termination of this Agreement.

13. Licensee Representations and Warranties. Licensee represents and warrants that it has the full right, power, capacity and authority to enter into and fully perform this Agreement with Licensor, and carry out each and all of the terms and conditions hereof; that there is no contract or understanding with any other person or entity which would interfere with Licensee's performance of its obligations herein; and the consent of no other person or entity is necessary for Licensee to enter into this Agreement. Licensee hereby represents and warrants that the undersigned officer is authorized to execute this Agreement on behalf of Licensee and, as executed, this Agreement shall be a legally binding obligation of Licensee.

14. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensor shall have the right to assign the financial benefits of this Agreement, without Licensee's consent, to any company owned or controlled by him.

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15.   Notices.  For the purposes of this Agreement, any notice or demand required to be given will be given in writing and shall be hand delivered, sent by facsimile transmission or mailed by Certified Mail, postage prepaid, to the address herein set forth, or to such other address as the parties may hereafter substitute. Notice shall be deemed received on the date of hand delivery or the date sent by facsimile transmission so long as written documentation verifies such delivery.

If to Licensee:   Jason Bauer,
                  c/o Famous Fixins
                  250 West 57th St., Suite 2501,
                  New York, NY 10107

If to Licensor:   Tim Duncan
                  c/o Lon S. Babby, Esq.
                  Williams & Connolly
                  725 12th Street, N.W.
                  Washington, D.C. 20005

16. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other, (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever. As an independent contractor and not an employee of Licensee, Licensor shall be responsible for compliance with all federal, state and local income tax laws, social security and unemployment benefits, and worker's compensation insurance. There shall not be any withholding for federal, state or local income tax purposes.

17. Governing Law and Jurisdiction. The validity, performance, construction and effect of this agreement shall be governed by New York law, without giving effect to any otherwise applicable principles of conflicts of laws. Should a dispute arise regarding the terms of this Agreement or any matter arising out of or relating to this Agreement, such dispute shall be settle by arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the decision of the arbitrator is final and judgment upon award may be entered in any court having jurisdiction thereof. In the

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event of any arbitration arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action.

18. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior discussion, understandings and agreements. No waiver, modification, or addition to this Agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein.

19. Waiver. The failure of either party hereto to insist on compliance with any provision of this Agreement shall not be considered as a waiver by such party of subsequent compliance with the same or any other provision.

20. Section Headings. Section headings contained hereunder are solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provisions herein.

21.   Counterparts.   This Agreement may be executed in counterparts, each of
which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


LICENSEE:      FAMOUS FIXINS, INC.


               By:  /s/ Jason Bauer
                  ----------------------------
                    Jason Bauer, President


LICENSOR:      By:  /s/ Tim Duncan
                  ----------------------------
               Tim Duncan



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